Exhibit 10.18

May 9, 2011

Frederick M. Gonzalez

[address]

Dear Frederick:

I am pleased to offer you a position with Corsair Memory, Inc. (the “Company”) as a V.P. General Counsel reporting to Nick Hawkins, Chief Financial Officer.

We are pleased to offer you an annual salary of $250,000.00, which will be paid to you on the 15th and last day of each month. You will also be eligible to participate in the Management Bonus Program at a target bonus potential of 30% of annual base pay and a maximum of 60% of base pay. This bonus will be paid pro rata based on your actual start date. Goals for the fiscal year will be established after you join us.

We are pleased to offer you a comprehensive package of employee benefits including health, dental, vision, income protection and a 401 (k) savings plan. You will be eligible to accrue 15 days paid vacation per year, with one additional day after 5 years up to 20 days. Vacation is accrued on a monthly basis. Corsair also provides a reasonable amount of additional paid sick time. In addition, Corsair observes ten scheduled holidays per year.

An important component of our compensation package includes the opportunity for ownership in our Company. After your date of employment and upon approval of the Board of Directors; management will recommend that the Company grant you an option to purchase 260,000 shares of the Company’s common stock under the Company’s 2008 Stock Incentive Plan. The shares of the Company’s common stock shall vest over 4 years with 1/4th of the options vesting at the end of 12 months, and the remainder vesting monthly at a rate of 1/48th of the total number per month thereafter until all shares are vested.

Your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

Your employment with the Company is contingent upon the successful completion of a background check. Upon completion of this, Human Resources will confirm your employment status with the Company.

You will be eligible for a performance and salary review as part of Corsair’s annual performance review process typically occurring in the first quarter of each year.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a Company employee, you will be expected to abide by company rules and regulations. You will be expected to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made in the course of your employment at the Company and non-disclosure of proprietary information. You will also be expected to sign and comply with our Company Code of Conduct.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

Working hours are nominally 8:30 AM to 5:30 PM Monday thru Friday, although extra hours may be required to meet your goals and objectives.

At the next meeting of the Company’s Board of Directors, you will be nominated to serve as Corporate Secretary and to be elected as a Section 16 Named Executive Officer. At that time, the Board will also consider a recommendation to enter into a severance and change of control agreement customary with the position of Named Executive Officer.

This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Chief Executive Officer of the Company and by you.

Corsair is an exciting endeavor. We are delivering on a strategy in the market that will cement our competitive position; and you, and your contributions will be an important component of our success. We look forward to working with you at Corsair Memory.

Sincerely,

/s/ Andy Paul
Andy Paul
President & CEO, Corsair Memory Inc.

Accepted by /s/ Frederick M. Gonzalez	Date May 11, 2011

Printed Name Frederick M. Gonzalez	Expected Start Date: May 23, 2011

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